Exhibit 10.3

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
January 1, 2021

1.           Purpose.  The purpose of NovaBay Pharmaceuticals, Inc. (hereinafter referred to as “NovaBay” or the “Company) Non-Employee Director Compensation Plan (the “Plan”) is to advance the interests of NovaBay and its stockholders by closely aligning the interests of the Non-Employee Directors with the Company and its stockholders.  This Plan requires the payment of the annually established compensation payable to Non-Employee Directors for their service to be in cash and restricted stock units that vest into the Company’s Common Stock (“RSUs”).  RSUs issuable under this Plan shall be from the stockholder approved 2017 Omnibus Incentive Plan.

2.           Administration. The Compensation Committee of the Board (the “Committee”) shall administer the Plan. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan, as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

3.             Participation; Amount of Non-Employee Director Compensation. The Committee shall annually approve the amount of compensation payable for services to be performed by Non-Employee Directors.  Effective January 1, 2021 such fees shall be payable only in cash as follows:

a.	Cash Compensation

Status	Compensation	Comment
Non-Employee Director	$40,000 per year	Paid Quarterly
Non-Employee Chairman of the Board of Directors	$52,000 per year	Paid Quarterly
Chairman of the Comp Committee	$13,000 per year	Paid Quarterly
Chairman of the Audit Committee	$17,500 per year	Paid Quarterly
Chairman of the N&CG Committee	$10,000 per year	Paid Quarterly
Member of the Audit Committee	$7,500 per year	Paid Quarterly
Member of the Comp Committee	$6,000 per year	Paid Quarterly
Member of the N&CG Committee	$5,000 per year	Paid Quarterly

4.              Payment of Non-Employee Director Compensation.

Each Non-Employee Director shall be paid the cash compensation payable to such Non-Employee Director as determined pursuant to Section 3 above on the first business day of the calendar quarter for such quarter.

In addition to the above cash compensation, each Non-Employee Director shall receive an annual restricted stock unit grant of 30,000 shares, granted at the Company’s Annual Meeting of Stockholders. To be eligible to receive the annual grant of RSUs, the director must be a current member of the Board. Newly elected, or re-elected members, are eligible for the annual grant. If a Board member is retiring or is not re-elected at the Annual Meeting, he/she is not eligible for the annual grant. Vesting of the RSUs shall be on the one year anniversary of the grant date.

5.             Miscellaneous Provisions.

(a) Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be elected or re-elected as a director of the Company.

(b) A participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated, or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death, by will, or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the Non-Employee Director’s compensation.

(d) The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of California.

(e) Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering, and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.

6.             Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

(a) upon the adoption of a resolution of the Committee and approved by the Board terminating the Plan; or

(b) December 31, 2021.